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Document Security Systems, Inc. 585.325.3610

Document Security Systems to Acquire the Assets of DPI of Rochester, LLC

Rochester, NY, November 7, 2008 - Document Security Systems, Inc., (NYSE/Alternext US LLC: DMC) (“DSS”) a leader in patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, today announced that is has entered into a definitive agreement to acquire substantially all of the assets of DPI of Rochester, LLC (“DPI”) subject to court approval in DPI’s pending Chapter 11 bankruptcy case. DPI is a full service digital and commercial offset printer located in Rochester, NY with approximately $7.6 Million in annual sales in 2007.

Robert Fagenson, Chairman of the Board of Document Security Systems commented, “At our annual shareholders meeting in May, we stated that 2008 was a year in which we hoped to reach five significant goals. We have previously announced significant strides in four of them: the stabilization and growth in our core printing business, a substantial reduction of operating expenses, the segregation of our European litigation from our operations and the digital distribution of our security products via our AuthentiGuard DX appliance. The consummation of our agreement to purchase DPI would represent the accomplishment of the fifth of our goals - a synergistic acquisition in the printing industry. We analyzed many potential acquisitions before determining that DPI was the best fit for DSS. “

Patrick White, CEO of Document Security Systems, said “Joining with DPI will allow us to greatly expand our security print production capabilities. Document Security Systems has had opportunities to produce significant vital security print projects which require our valuable patented technologies as well as the production capacity DPI will provide. In addition, DPI has a strong talented workforce as well as cutting edge digital print equipment which will give us the overall necessary tools to address various world-wide security print opportunities. DPI operates a state-of-the-art commercial print facility and has built an impressive list of clients on its reputation for high quality printing and excellent customer service. We are excited to bring these capabilities to our growing customer group. Our combined operations will reduce costs and create significant operational synergies to both organizations. In addition, this transaction will provide DPI with resources that will allow it to continue to provide its customers with the highest level of service possible.”

Document Security Systems may provide debtor-in-possession financing, subject to United States Bankruptcy Court approval, to DPI during its Chapter 11 reorganization process to prevent any disruption of service to DPI’s customers. The purchase of assets is expected to be completed in the quarter ended December 31, 2008 and is subject to the United States Bankruptcy Court approval and an opportunity for other parties to overbid for DPI’s assets. Document Security Systems’ obligations under the agreement are conditioned upon the negotiation of real and personal property leases, the approval of the bankruptcy court and other matters. There can be no assurance that the transaction contemplated by the purchase agreement will be approved by the bankruptcy court or that the conditions to closing will be met.

About Document Security Systems, Inc.
Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID cards, internet commerce, passports and gift certificates. DSS’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Safe Harbor Statement
This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Contact:
Lippert/Heilshorn & Associates, Inc.
Amy Gibbons
213-838-3777
agibbons@lhai.com